UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2017

SUNESIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51531	94-3295878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 Oyster Point Boulevard, Suite 400 South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 266-3500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in a current report on Form 8-K of Sunesis Pharmaceuticals, Inc. (the “Company”), on December 2, 2017, Daniel N. Swisher, Jr. provided notice of his resignation from all of his positions with the Company, including as Chief Executive Officer, President, Corporate Secretary and director of the Company, effective as of December 31, 2017. The Company and Mr. Swisher intend to enter into a transition agreement (the “Transition Agreement”) under which Mr. Swisher will serve as a strategic advisor to the Board of Directors of the Company (the “Board”) effective as of January 1, 2018 until December 31, 2018 unless further extended by mutual agreement of the parties (the “Advisory Period”). In accordance with the Transition Agreement, on January 5, 2018, Mr. Swisher will receive $125,000, one third of which will be payable in cash and two thirds of which will be payable in fully vested shares of common stock granted under the 2011 Equity Incentive Plan, as amended (the “Plan”). Under the Transition Agreement, the options and other Company equity granted to Mr. Swisher will continue to vest through the end of the Advisory Period and for so long as Mr. Swisher continues to provide advisory services to the Company, at which time any further vesting of his options and equity grants will cease and Mr. Swisher will have three months from the end of the Advisory Period to exercise his vested options. Except for the foregoing, all other rights and obligations with respect to Mr. Swisher’s equity will be as set forth in the Plan and applicable plan documents.

The foregoing description of Mr. Swisher’s transition agreement is not complete and is qualified in its entirety by reference to the transition agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the period ended December 31, 2017.

As previously disclosed in the Company’s current report on Form 8-K, effective January 1, 2018, on December 2, 2017, the Board appointed Dayton Misfeldt, a member of the Board, as interim Chief Executive Officer, effective January 1, 2018 (the “Effective Date”). On December 12, 2017, the Compensation Committee of the Board (the “Compensation Committee”) granted Mr. Misfeldt an option to purchase 200,000 shares of the Company’s common stock pursuant to the Plan, with the effective grant date of December 29, 2017 (last business day of the month, in accordance with the Company’s stock option grant policy), to vest monthly over the following 6 months, subject to Mr. Misfeldt’s continued service to the Company. All rights and obligations with respect to Mr. Misfeldt’s option will be as set forth in the Plan and applicable plan documents.

On December 12, 2017, upon recommendation by the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), the Board resolved that Mr. Misfeldt will step down from each of the Audit Committee, Compensation Committee and Nominating Committee, effective December 31, 2017, and that concurrently, James W. Young will be appointed to the Audit Committee, Homer L. Pearce will be appointed to the Compensation Committee, and Steven B. Ketchum will be appointed to the Nominating Committee, in each case, replacing Mr. Misfeldt and to serve until their successors are duly elected and qualified, or until their earlier death, resignation or removal. The Board also appointed Mr. Carchedi as the chair of the Compensation Committee. The Board has determined that (i) each of Dr. Ketchum, Dr. Young and Dr. Pearce qualifies as an independent director under the director independence standards set forth in the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the applicable listing standards of the NASDAQ, (ii) Mr. Carchedi qualifies as an “audit committee financial expert” under the rules and regulations of the SEC and the applicable listing standards of the NASDAQ as well as the heightened independence standards for Audit Committee members set forth in the rules and regulations of the SEC and applicable listing standards of the NASDAQ, and (iii) Dr. Pearce satisfies the heightened independence standards for Compensation Committee members set forth in the rules and regulations of the SEC and the applicable listing standards of the NASDAQ.

On December 12, 2017, Geoffrey M. Parker notified the Board of his resignation as a director, effective December 31, 2017. Mr. Parker’s resignation is solely for personal reasons and was not the result of any disagreement or dispute with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNESIS PHARMACEUTICALS, INC.

Dated: December 15, 2017	By:	/s/ Daniel N. Swisher, Jr.
Daniel N. Swisher, Jr.
Chief Executive Officer, President and Corporate Secretary